Exhibit 1.6

FORM OF DRAW DOWN NOTICE
TO:	ICON Investors Ltd.

COPIES TO:	Counsel of Issuer

Counsel of Buyer

FROM:	DiaSys Corporation

DATE:	________________

This Draw Down Notice is provided in connection with the Common Stock Purchase Agreement (the "Purchase Agreement"), dated March __, 2004, by and between DiaSys Corporation. (the "Company") and ICON Investors Ltd. (the "Purchaser") and the Escrow Agreement relating thereto. Words and expressions defined in the Purchase Agreement and Escrow Agreement shall bear the same meanings as in this Notice and the terms and conditions contained in the Purchase Agreement and the Escrow Agreement are hereby incorporated by reference and deemed to be a part of this Notice.

1.	We wish to make a Draw Down against the Commitment Amount pursuant to the Purchase Agreement as follows:

(a)	Total number of shares of common stock the Company wishes to sell pursuant to this Notice (the "Draw Down Amount") within a Pricing Period (as defined below):	[_________] shares
(b)	"Pricing Period" being [___] consecutive trading days on which the Principal Market (as defined below) is open for business (each a "Trading Day"); the number of Trading Days in the Pricing Period is defined as "B".	B = [__]
(c)	"Daily Draw Down Amount" being the Draw Down Amount divided by B.	[_______] shares
(d)	Commencement Date (being the first Trading Day of the Pricing Period):	[_______], 200__

(e)	Investment End Date (being the last Trading Day of the Pricing Period):	[_______], 200__
(f)	Threshold Price:	US $ [__]

2.	On the Settlement Date, we will deliver to the Escrow Agent such certificates and other documents, including a "bring-down" opinion of counsel as required by the Purchase Agreement.

3.	We acknowledge that our delivery of this Notice is irrevocable.

4.	By our execution of this Notice, we hereby confirm that each of our representations and warranties in the Purchase Agreement is true and accurate on the date hereof, that we have satisfied each condition precedent to the Draw Down contemplated by this Notice and that we remain in compliance with each and every obligation and covenant made by us in the Purchase Agreement. Without limitation of the foregoing, we hereby confirm that (i) the Registration Statement has become effective under the Securities Act of 1933, as amended, (ii) the Registration Statement and prospectus included therein is current and no stop order is in effect with respect to its use and (iii) we have filed, or prior to the Settlement Date will file, a prospectus supplement with respect to the Purchaser's resale of the Shares covered by this Draw Down Notice.

5.	We agree that we are responsible for all reasonable fees and expenses incurred by us and by the Purchaser pursuant to this Draw Down Notice, to the extent provided in the Purchase Agreement.

6.	We confirm that the amount of this Draw Down, the purchase price per Share, the Settlement Date and adjustments, if any, to the number of Shares to be purchased, shall be computed and processed in the manner described in the Purchase Agreement.

DiaSys Corporation

By:	________________________________
Name:
Title:

*            *            *            *            *            *             *             *             *            *

We hereby acknowledge receipt of the above Draw Down Notice and acknowledge our obligation to purchase and pay for the freely tradable Shares on the basis set out above and in accordance with the terms of the Purchase Agreement.

The Shares are to be delivered to the Purchaser via (check one):

_____ Physical delivery of certificates (free of any restrictive legends);

_____ DWAC.

ICON Investors Ltd.

By:	_______________________________
Name:
Title:

Date:	_______________________________

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